Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our report dated April 9, 2024 relating to the financial statements of Arrived Homes 4, LLC, which comprise the balance sheet as of December 31, 2023 and the related statements of comprehensive income, changes in members’ equity, and cash flows for the period July 28, 2023 (date of inception) through December 31, 2023, and the related notes to the financial statements.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania
January 3, 2025